                                                                    EXHIBIT 99.1

                                                               NEWS RELEASE
                                                      CONTACT: Michael J. McCann
                                                               CFO and Treasurer
                                                               (337) 235-2452


FOR IMMEDIATE RELEASE

PETROLEUM HELICOPTERS, INC. ANNOUNCES RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2004


         LAFAYETTE, LA - May 7, 2004 - Petroleum Helicopters, Inc. (PHI) today reported net earnings of less than $0.1 million on operating revenues of $67.0 million for the three months ended March 31, 2004. For the same period of 2003, the Company reported net earnings of $0.7 million ($0.13 per diluted share) on operating revenues of $64.6 million, which is further discussed in the Company's 10-Q for the 1st Quarter 2004.

         PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, Air Medical programs and the third-party maintenance business. PHI Common Stock is traded in The NASDAQ SmallCap Market (symbols PHEL and PHELK).

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Petroleum Helicopters, Inc. released the following earnings figures for the three months ended March 31, 2004. (All figures, except per share data, are shown in thousands.)

                                                        For the Quarter Ended
                                                              March 31,
                                                       2004              2003
                                                    ------------     ------------
Operating revenues                                  $     66,973     $     64,607
Gain, net on disposition of property
   and equipment, net                                        673              918

Other                                                         83              133
                                                    ------------     ------------
                                                          67,729           65,658
                                                    ------------     ------------

Expenses:
   Direct expenses                                        57,285           54,575
   Selling, general and administrative expenses            5,144            4,902
   Interest expense                                        5,016            4,963
                                                    ------------     ------------
                                                          67,445           64,440
                                                    ------------     ------------

Earnings before income taxes                                 284            1,218

Income taxes                                                 231              487
                                                    ------------     ------------

Net earnings                                        $          3     $        731
                                                    ============     ============

BASIC:
   Net earnings per share                           $         --     $       0.14
                                                    ============     ============

DILUTED:
   Net earnings per share                           $         --     $       0.13
                                                    ============     ============

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